UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) November 11, 2011

CARLISLE COMPANIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-9278	31-1168055
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277

(Address of principal executive offices)

704-501-1100

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 11, 2011, Carlisle Interconnect Technologies, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Carlisle Companies Incorporated, a Delaware corporation (“Parent”), 3S Acquisition Company, a Delaware corporation and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), TSEI Holdings, Inc., a Delaware corporation (“TSEI”), the holders of all of the outstanding capital stock of TSEI, Parent and Brockway Moran & Partners Fund II, L.P., a Delaware limited partnership, entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the acquisition of 100% of the shares of outstanding capital stock of TSEI.  Following the merger of Merger Sub with and into TSEI, TSEI will continue as a wholly owned subsidiary of Purchaser.

The purchase price is approximately $285 million, subject to adjustment pursuant to the Merger Agreement.  The Merger Agreement provides that, subject to the conditions contained therein, Purchaser will pay approximately $285 million in cash to holders of TSEI capital stock and stock options.  The purchase price is subject to certain adjustments relating to the amount of cash and debt and certain other liabilities of TSEI at closing and the amount of certain transaction-related expenses.  In order to address potential indemnity claims of Purchaser, $10 million of the purchase price will be held in escrow for up to 12 months following the closing and $5 million of the purchase price will be held in escrow for up to 36 months following the closing.

Purchaser and TSEI have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that: (i) TSEI will conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the effective time of the merger and (ii) TSEI will not engage in certain kinds of transactions during such period.  The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the agreement and such representations and warranties should not be relied on by any other person.  In addition, such representations and warranties (i) have been qualified by confidential disclosure schedules that the parties have exchanged in connection with the signing of the Merger Agreement, which have been omitted pursuant to Item 601(b)(2) of Regulation S-K, (ii) are subject to the materiality standards set forth in the Merger Agreement, which may differ from what may be viewed as material by investors, and (iii) were made only as of the date of the Merger Agreement or such other date as specified in the Merger Agreement.  The disclosure schedules referred to above contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement.  Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts, as they are modified in important part by those disclosure schedules.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Merger Agreement.

Consummation of the merger is subject to various customary conditions, including, among others, no legal impediment to the merger and the receipt of required regulatory approvals, including the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  The Merger Agreement contains certain termination rights for both Purchaser and TSEI.  The transaction is expected to close by December 31, 2011.

A copy of the Merger Agreement is included herein as Exhibit 2.1 and is incorporated herein by reference.  The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 7.01    Regulation FD Disclosure

On November 14, 2011, Parent issued a press release announcing the transaction described in Item 1.01 above.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of November 11, 2011, by and among Carlisle Interconnect Technologies, Inc., 3S Acquisition Company, TSEI Holdings, Inc., the holders of all of the outstanding capital stock of TSEI Holdings, Inc., Carlisle Companies Incorporated and Brockway Moran & Partners Fund II, L.P.

99.1	Press release issued on November 14, 2011.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 15, 2011		CARLISLE COMPANIES INCORPORATED

	By:	/s/ Steven J. Ford

Steven J. Ford

Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of November 11, 2011, by and among Carlisle Interconnect Technologies, Inc., 3S Acquisition Company, TSEI Holdings, Inc., the holders of all of the outstanding capital stock of TSEI Holdings, Inc., Carlisle Companies Incorporated and Brockway Moran & Partners Fund II, L.P.

99.1	Press release issued on November 14, 2011.